Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-171301 on Form S-3 and Registration Statement Nos. 333-42077, 333-68737, 333-56938, 333-59124, 333-76783, 333-92809, 333-54108, 333-75664, 333-103691, 333-105244, 333-111956, 333-115621, 333-115607, 333-115609, 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Nextel Corporation of our report dated February 22, 2011, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Sprint Nextel Corporation for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2011